Pricing Supplement No Euro H013     Dated:July 29, 1998      Rule 424(b)(2)
(To Prospectus dated December 1, 1997 and                    File No. 333-38931
Prospectus Supplement dated December 5, 1997)
                                This Pricing Supplement consists of 28 page(s)
SALOMON SMITH BARNEY HOLDINGS INC.
Medium-Term Notes, Series H
(Bearer Notes)
Due More Than Nine Months from Date of Issue
Principal Amount or Face Amount:   ITL 7,900,000,000
Issue Price:     93.50%
Proceeds to Company on original issuance:  ITL 7,386,500,000
Commission or Discount on original issuance:  USD 12,250
Salomon Brothers International Limited's capacity on original issuance:
       |X|  As agent      | |  As principal
    If as principal
       | |  The Bearer Notes are being offered at varying prices related to prevailing market prices at the time of resale.
       | |  The Bearer Notes are being offered at a fixed initial public offering price of  % of Principal Amount or Face Amount.
Original Issue Date:    August 3, 1998
Stated Maturity:        August 6, 2004
Specified Currency:     ITL
    (If other than U.S. Dollars)
Authorized Denominations:  100,000,000 ITL
If other than as set forth in the Prospectus Supplement)
Interest Payment Dates:    N.A.

Accrue to Pay:  | | Yes  |x| No
Indexed Principal Note:   |x|  Yes (See Attached)   | |  No
Type of Interest on Note: | | Fixed Rate   | | Floating Rate   | | Indexed Rate
                                                                  (See Attached)
Interest Rate (Fixed Rate Notes):   N.A.
Initial Interest Rate (Floating Rate Notes): N.A.
Base Rate: | | CD Rate | | Commercial Paper Rate  | | Federal Funds Rate
           | | LIBOR Telerate   | | LIBOR Reuters | | Treasury Rate
           | | Treasury Rate Constant Maturity    | | Other (See Attached)
Calculation Agent (If other than Citibank):   | | Salomon Brothers
                                              |x| Other  (See Attached)
Computation of Interest:  | | 30 over 360       | | Actual over Actual
                          | | Actual over 360   | | Other (See Attached)
    (If other than as set forth in the Prospectus Supplement)
Interest Reset Dates: N.A.
Rate Determination Dates:  N.A.
    (If other than as set forth in the Prospectus Supplement)
Index Maturity:  N.A.
Spread (+/-):    N.A.
Spread Multiplier: N.A.
Change in Spread, Spread Multiplier or Fixed Interest Rate prior to
    Stated Maturity:   | | Yes (See Attached)  |X| No
Maximum Interest Rate:  N.A.
Minimum Interest Rate:  N.A.
Amortizing Note:   | |  Yes  (See Attached)   |X|  No
Optional Redemption:   | |  Yes   |X|  No
   Optional Redemption Dates:
   Redemption Prices:
   Redemption: | | In whole only and not in part | | May be in whole or in part
Optional Repayment:       | |  Yes     |X|  No
        Optional Repayment Dates:
        Optional Repayment Prices:
Discount Note:   | |  Yes   |X|  No
        Total Amount of OID:
        Yield to Maturity:
Listed on Luxembourg Stock Exchange:  | | Yes     |X| No
Common Code:  008918155
ISIN:  xs0089181555
CUSIP: N.A.


                     DESCRIPTION OF THE NOTES
GENERAL

      The description in this Pricing Supplement of the particular terms of the Bearer Notes offered hereby (the "Notes") supplements, and to the extent inconsistent therewith replaces, the descriptions of the general terms and provisions of the Bearer Notes set forth in the accompanying Prospectus and Prospectus Supplement, to which descriptions reference is hereby made. The Notes offered hereby are Indexed Principal Notes, as described under "Description of Bearer Notes" in the accompanying Prospectus Supplement, to which description reference is hereby made.

RISK FACTORS

INDEXED PRINCIPAL NOTES; NO PERIODIC PAYMENTS OF INTEREST.

      THE NOTES DO NOT BEAR PERIODIC PAYMENTS OF INTEREST.

      The Notes are Indexed Principal Notes. The amount in respect of principal with respect to a Note that a Holder will receive at Stated Maturity will be at least the face amount of such Note (as indicated on the cover of this Pricing Supplement). However, any such amount in excess of such face amount that may be payable in respect of principal on such Note will be determined by reference to changes in the value of three international equity indexes during the period between July 16, 1998 and July 9, 2004. As described more fully below under "Indexed Principal," if the arithmetic average of the published closing prices of any of the FTSE Eurotop 100-Index(R), the Nikkei 225 Index, or the Standard & Poor's 500(R) Index (each of which equity indexes is described more fully below) on the 16th of each of the 71 months during the term of the Notes through June 2004 and on July 9, 2004 exceeds a reference level determined by the Calculation Agent based upon the closing value of each such index on July 16, 1998, the amount in respect of principal payable with respect to a Note at Stated Maturity will be greater than the face amount of such Note. If this condition is not satisfied for any such index during the term of the Notes, the amount in respect of principal payable with respect to a Note at Stated Maturity will be equal to the face amount of such Note. HOLDERS OF THE NOTES SHOULD BE PREPARED NOT TO RECEIVE MORE THAN THE FACE AMOUNT OF A NOTE IN RESPECT OF PRINCIPAL ON ANY SUCH NOTE.

DEFINITIONS

      "Business Day" means any day, other than a Saturday or a Sunday, that is not a day on which banking institutions are authorized or required by law or regulation to be closed in any of (i) New York, New York, (ii) Tokyo, Japan, (iii) Frankfurt, Germany, (iv) London, England, (v) Paris, France, (vi) Madrid, Spain, (vii) Stockholm, Sweden, (vii) Milan, Italy, (viii) Brussels, Belgium or (ix) Amsterdam, The Netherlands.

      If any date specified herein for the making of any payment, calculation, determination or other action with respect to the Notes would be a day that is not a Business Day, such action shall be taken on the next succeeding Business Day; provided, however, that if such Business Day is in the next succeeding calendar month, such action shall be taken on the immediately preceding Business Day.

      The "Calculation Agent" will be Salomon Brothers
International Limited, which is a wholly-owned subsidiary of Salomon Smith Barney Holdings Inc. (the "Company").

INDEXED PRINCIPAL

      The amount payable in respect of principal on a Note at Stated Maturity (the "Indexed Principal Amount") is to be determined by the Calculation Agent in accordance with the formula set out below (the "Index Formula"):

      IPA = FA PLUS [FA TIMES 0.90 TIMES (THE GREATER OF ZERO AND
[1/3 TIMES (E PLUS N PLUS S) MINUS 1])]; where:

           "IPA" means the Indexed Principal Amount payable at Stated Maturity of the Note.

           "FA" means the Face Amount of the Note (as stated on the cover of this Pricing Supplement).

      "E" MEANS  EA/EI; where:

      EA means the arithmetic average, as determined by the Calculation Agent, of the closing prices of the Eurotop 100-index(R), as published by FTSE International Limited ("FTSE"), on the 16th of each month from and including August 1998 through and including June 2004 and on July 9, 2004.

      EI means 3021.01, which was the closing price of the Eurotop 100-Index(R), as published by FTSE, on July 16, 1998.

      "N" MEANS NA/NI; where

      NA means the arithmetic average, as determined by the Calculation Agent, of the closing prices of the Nikkei 225 Index, as published by Nihon Keizai Shimbun, Inc. ("NKS"), on the 16th of each month from and including August 1998 through and including June 2004 and on July 9, 2004.

      NI means 16731.92, which was the closing price of the Nikkei 225 Index, as published by NKS, on July 16, 1998.

      "S" MEANS SA/SI; where

      SA means the arithmetic average, as determined by the Calculation Agent, of the closing prices of the Standard & Poor's 500(R) Composite Stock Price Index (the "S&P 500 Index"), as published by Standard & Poor's ("S&P"), a Division of the McGraw Hill Companies, Inc., on the 16th of each month from and including August 1998 through and including June 2004 and on July 9, 2004.

      SI means 1183.99, which was the closing price of the S&P
500 Index, as published by S&P, on July 16, 1998.

SUCCESSOR INDEXES

      If FTSE discontinues publication of the FTSE Eurotop 100-Index(R) and publishes a successor or substitute index that the Company determines, in its sole discretion, to be comparable to the FTSE Eurotop 100-Index(R) (any such successor or substitute index being hereinafter referred to as a "Successor Eurotop Index"), then the Indexed Principal Amount shall be determined by the Calculation Agent, on behalf of the Company, based on such Successor Eurotop Index. In the event that the FTSE Eurotop 100-Index(R) or any Successor Eurotop Index ceases publication, the Calculation Agent, acting on behalf of the Company and in its sole discretion, shall calculate the Indexed Principal Amount based on the formula and method used in calculating the FTSE Eurotop 100-Index(R) as of the Issue Date of the Notes using the closing values of appropriate securities traded on stock exchanges in countries that are European member states of the Organization for Economic Cooperation and Development ("OECD"), as chosen in its sole discretion.

      If NKS discontinues publication of the Nikkei 225 Index and publishes a successor or substitute index that the Company determines, in its sole discretion, to be comparable to the Nikkei 225 Index (any such successor or substitute index being hereinafter referred to as a "Successor Nikkei Index"), then the Indexed Principal Amount shall be determined by the Calculation Agent, on behalf of the Company, based on such Successor Nikkei Index. In the event that the Nikkei 225 Index or any Successor Nikkei Index ceases publication, the Calculation Agent, acting on behalf of the Company and in its sole discretion, shall calculate the Indexed Principal Amount based on the formula and method used in calculating the Nikkei 225 Index as of the Original Issue Date of the Notes using the closing values of appropriate securities traded on the Tokyo Stock Exchange (the "TSE"), as chosen in its sole discretion.

      If S&P discontinues publication of the S&P 500 Index and publishes a successor or substitute index that the Company determines, in its sole discretion, to be comparable to the S&P 500 Index (any such successor or substitute index being hereinafter referred to as a "Successor S&P Index"), then the Indexed Principal Amount of the Notes shall be determined by the Calculation Agent, on behalf of the Company, based on such Successor S&P Index. In the event that the S&P 500 Index or any Successor S&P Index ceases publication, the Calculation Agent, acting on behalf of the Company and in its sole discretion, shall calculate the Indexed Principal Amount based on the formula and method used in calculating the S&P 500 Index as of the Original Issue Date of the Notes using the closing values of appropriate securities traded on the New York Stock Exchange (the "NYSE"), as chosen in its sole discretion.

      None of the Calculation Agent, the Company or any Agent will have any responsibility for errors or omissions in making such calculations or determinations. The Calculation Agent shall not be an agent of the Holders of Notes, and its calculations and determinations hereunder shall (except in the case of manifest error) be final and binding on the Company and such Holders. The Company shall not bear any liability for any mistake, misstatement or misquotation of (i) the FTSE Eurotop 100-Index(R) or any Successor Eurotop Index by FTSE or any other publisher thereof, (ii) the Nikkei 225 Index or any Successor Nikkei Index by NKS or any other publisher thereof or (iii) the S&P 500 Index or any Successor S&P 500 Index by S&P or any other publisher thereof.

PAYMENT DATE

      The Stated Maturity of the Notes is August 6, 2004.

EVENTS OF DEFAULT AND ACCELERATION

      In case an Event of Default (as described in the accompanying Prospectus) with respect to the Notes shall have occurred and be continuing, the amount payable to a Holder of a Note upon any acceleration permitted by the Notes will be equal to the Indexed Principal Amount in respect of such Note, calculated in the manner set forth above as though the date of early repayment was the Stated Maturity of the Notes. If a case under the United States bankruptcy code is commenced in respect of the Company, the claim of a Holder of a Note may be limited, under Title 11 of the United States Code, to the face amount of such Note.

      In case of default in payment at the maturity date of the Notes (whether at Stated Maturity or upon acceleration), from and after the maturity date, the Notes shall bear interest, payable upon demand of the Trustee, at the rate of 6.125% per annum (to the extent that payment of such interest shall be legally enforceable) on the unpaid amount due and payable on such date in accordance with the terms of the Notes to the date payment of such amount is made or duly provided for.


             DESCRIPTION OF FTSE EUROTOP 100-INDEX(R)

      Unless otherwise stated, all information herein relating to the FTSE Eurotop 100-Index(R) has been derived from information made available by FTSE and other publicly available sources. Such information reflects the policies of FTSE as of July 27, 1998 as stated in such sources; such policies are subject to change at the discretion of FTSE.

      The FTSE Eurotop 100-Index(R) is a stock index published, operated and distributed by the London Stock Exchange (the "LSE") and regulated and supervised by the European Indices Committee of FTSE that is intended to measure the composite price performance of the underlying stocks, which have been selected in an attempt to represent the 100 most liquid stocks of European issuers trading on the principal European stock exchanges and to otherwise reflect general market trends on such exchanges. FTSE took over the publication, operation and distribution of the FTSE Eurotop 100-Index(R) from Amsterdam Exchanges N.V. ("AEX") in May 1998.

      There are two components to the process of selecting the stocks that comprise the FTSE Eurotop-100 Index(R). The first component consists of the selection of the countries that are to be represented in the FTSE Eurotop-100 Index(R). Any such country must first be one of the

European member states of the OECD. Selection of countries for inclusion is then based on the aggregate exchange capitalization in ECU of stocks of domestic issuers listed on stock exchanges in the relevant country at the end of the previous calendar year. For purposes of this calculation, aggregate exchange capitalization is generally defined as the aggregate market capitalization of all stocks of domestic issuers traded on the leading stock exchange in such country (although for the Federal Republic of Germany, aggregate exchange capitalization is calculated for the country as a whole). The principal stock exchange of the European country with the largest exchange capitalization is the first exchange to be included in the FTSE Eurotop 100-Index(R), and exchanges from other qualifying countries will then be considered in decreasing order of aggregate exchange capitalization. The principal stock exchange of any such country will be added to the FTSE Eurotop 100-Index(R) if the aggregate exchange capitalization of the relevant country amounts to more than 2.5% of the aggregate exchange capitalization of all selected countries. Each of the countries with an exchange included in the FTSE Eurotop 100-Index(R) is assigned a base weighting derived from its aggregate exchange capitalization at the end of past calendar year; the number of stocks from such country that are included in the FTSE Eurotop 100-Index(R) is determined by and equal to that country's base weighting, in percentage points.

      As of July 27, 1998, the underlying stocks that comprise the FTSE Eurotop 100-Index(R) are traded on the following European exchanges: the London Stock Exchange ("LSE"), the Frankfurter Wertpapierborse (the Frankfurt Stock Exchange or "FWB"), the Bourse de Paris (the "Paris Stock Exchange"), the Schweizer Borse (the Swiss Stock Exchange or "SWX"), the AEX Effectenbeurs (the Amsterdam Stock Exchange or "ASE"), the Borsa Italiana (the Italian Stock Exchange or "ISE"), the Sociedad Rectora de la Bolsa de Valores de Madrid (the Madrid Stock Exchange or "MSE"), the Stockholm Fondbors AB (the Stockholm Stock Exchange or "SSE") and the Bourse de Bruxelles/Beurs van Brussel (the Brussels Stock Exchange or "BSE").

      The second component of the FTSE Eurotop 100-Index(R) selection process consists of the selection of the individual constituent stocks, which are chosen on the basis of the cumulative trading volume in each stock on the principal exchanges in their respective countries over the past three years, with the stocks having the highest such cumulative trading volume in each country generally being selected to fill the number of places in the index assigned to such country. If a particular issuer has stock listed on more than one exchange, only the listing with the highest trading volume is taken into consideration. Certain stocks (including those regarded as investment funds or stocks that may only be owned by residents of the relevant country) are excluded from selection. The stocks which are included in the index are assigned a base weighting derived from their market capitalization on the date of periodic adjustment, which is expressed by the number of shares included in the FTSE Eurotop 100-Index(R). Where possible, each constituent stock is represented by an integral number of shares. The FTSE Eurotop 100- Index(R) was first published on December 29, 1989 and is widely reported by newspapers (including the Financial Times) and other media. See Appendix B hereto for a list of the stocks comprising the FTSE Eurotop 100-Index(R) as of July 27, 1998.

      The value of the FTSE Eurotop 100-Index(R) is calculated on the basis of share prices and foreign exchange rates. The share prices are transaction prices established during normal, regulated trading exclusively on the principal stock exchange in each of the countries included in the FTSE Eurotop 100-Index(R). The share prices used are those most recently published on the business day in question, converted into ECU on the basis of cross rates of the relevant offer prices most recently published by two leading data vendors. At any particular time, the FTSE Eurotop 100-Index(R) is calculated by multiplying the sum of the most recently published prices of each of the underlying stocks, converted into ECU, by their relevant weight, and divided by 100. Calculation of the official values of the FTSE Eurotop 100-Index(R) will start at such time as all of the relevant exchanges will customarily have started normal, regulated trading and the compiler of the index (the management of FTSE) has received the necessary prices. If for any reason the price of a stock or a necessary exchange rate is not known at this time, the index will be calculated on the basis of the last price for that stock or the last foreign exchange rate which was available. If at the time of the calculation of the official opening value less than 75 of the underlying stocks are open for normal regulated trading on the relevant home exchanges, index values published until the time of the calculation of the official closing value for that day are "partial index values." The calculation of official values of the FTSE Eurotop 100-Index(R) will end at such time as the last relevant stock exchange will have customarily ceased normal regulated trading.

      The FTSE Eurotop 100-Index(R) is currently updated every fifteen seconds between 8.30 A.M. and 4.30 P.M., London time. Due to the time zone difference between New York City and London on any normal trading day, trading in the underlying stocks of the FTSE Eurotop 100- Index(R) on the relevant European stock exchanges will cease prior to the end of the trading day in New York City. The Official Index Closing Price of the FTSE Eurotop 100-Index(R) is generally issued at 4:30 P.M., London time and will therefore generally be available in the United States shortly after 11.30 A.M., New York City time. The time zone difference between New York City and London may vary at certain times of the year due to different beginning and ending dates of Daylight Savings Time in New York City and the comparable British Summer Time in London.

      The FTSE Eurotop 100-Index(R) is a capital-weighted index (i.e., an underlying stock's weight in the index is based on the total market capitalization of the issuer, rather than on its price per share). Accordingly, a 5 percent price change in the first ranked underlying stock has a greater effect on the FTSE Eurotop 100-Index(R) than a 5 percent price change in the 100th ranked underlying stock.

      Once each year, immediately following the third Friday in April, the compiler of the FTSE Eurotop 100-Index(R) undertakes a review of the underlying stocks and determines whether it is necessary to add or delete securities from the FTSE Eurotop 100-Index(R). The review of the constituent countries and stocks is conducted on the basis of the selection criteria described above. In addition, if there is a non-FTSE Eurotop 100-Index(R) constituent stock with an effective trading volume that is at least 10% higher than the effective trading volume of a constituent stock, then that non-index stock will be selected to replace the constituent stock that has the lowest effective volume in that country. At such time, the weights of the constituent stocks in the index may also be revised to take account of takeovers, mergers, split ups, spin offs, stock dividends, bonus payments or rights issues. However, no adjustment takes place if the effect of any such action is less than 0.01 index points (1 ECU). No operational adjustments are made for changes in market capitalization as a result of a normal issue of new shares by issuers of the underlying stocks.

      FTSE is under no obligation to continue the calculation and dissemination of the FTSE Eurotop 100-Index(R). The Notes are not in any way sponsored, endorsed, sold or promoted by AEX, FTSE, London Stock Exchange Limited ("LSEL") or the Financial Times Ltd. ("FTL", and, collectively with AEX, FTSE and LSEL, the "Owners") and none of the Owners are otherwise involved in the issue and offering of the Notes. The Owners make no warranty or representation whatsoever, expressly or impliedly, either as to the results to be obtained from the use of the FTSE Eurotop 100-Index(R) and/or the figure at which the FTSE Eurotop 100-Index(R) stands on any particular day or otherwise. The FTSE Eurotop 100-Index(R) is compiled by or on behalf of FTSE and the AEX. However, none of the Owners have any obligation or liability in connection with the administration, marketing or trading of the Notes. The Owners shall not be liable (whether in negligence or otherwise) to any person for any error in the FTSE Eurotop 100- Index(R) and shall not be under any obligation to advise any person of any error therein.

      "FTSE" and "Footsie" are registered trade marks of LSEL and FTL and are used by FTSE under license. "Eurotop" is a registered trademark of the AEX or its subsidiaries and is used by FTSE under license. FTSE and the Company have entered into a license agreement providing for a license, in exchange for a fee, of certain trade and service marks with respect to indices owned by the Owners in connection with the issuance of the Notes. The use of and reference to the FTSE Eurotop 100-Index(R) in connection with the Notes have been consented to by the Owners.

      None of the Company, the Calculation Agent, the Trustee under the Senior Debt Indenture or any Agent accepts any responsibility for the calculation, maintenance or publication of the FTSE Eurotop 100-Index(R) or any Successor Eurotop Index. The Owners disclaim all responsibility for any errors or omissions in the calculation and dissemination of the FTSE Eurotop 100-Index(R) or the manner in which such index is applied in determining any Indexed Principal Amount or any other amount payable with respect to the Notes.

HISTORICAL DATA ON THE  FTSE EUROTOP 100-INDEX(R)

      The following table sets forth the highest and lowest daily closing price of the FTSE Eurotop 100-Index(R), as published by FTSE or its predecessors, for each quarter during the period from 1993 through July 27, 1998, as well as the closing price of the FTSE Eurotop 100-Index(R) as of the end of each such quarter or partial quarter. The historical values of the FTSE Eurotop 100-Index(R) should not be taken as an indication of future performance.

                              Daily Closing Prices
                         ------------------------------
                         Highest     Lowest      Period
                          Level       Level       End
                         -------     -------     ------
1993
   1st Quarter            952.32      862.69     947.38
   2nd Quarter           1012.86      934.84    1012.86
   3rd Quarter           1133.15     1001.66    1104.34
   4th Quarter           1239.00     1106.53    1239.00
1994
   1st Quarter           1392.63     1202.49    1212.65
   2nd Quarter           1275.91     1143.06    1154.33
   3rd Quarter           1242.55     1149.08    1164.33
   4th Quarter           1200.78     1136.48    1178.46
1995
   1st Quarter           1189.18     1117.30    1147.10
   2nd Quarter           1244.92     1152.00    1214.06
   3rd Quarter           1316.68     1220.02    1282.90
   4th Quarter           1344.19     1239.68    1342.85
1996
   1st Quarter           1417.35     1333.01    1414.32
   2nd Quarter           1458.08     1414.70    1438.49
   3rd Quarter           1471.55     1364.41    1471.55
   4th Quarter           1614.77     1474.86    1614.77
1997
   1st Quarter           1894.47     1583.79    1858.99
   2nd Quarter           2130.39     1774.05    2108.06
   3rd Quarter           2355.95     2132.47    2309.12
   4th Quarter           2351.23     2044.47    2299.75
1998
   1st Quarter           2808.10     2236.40    2805.73
   2nd Quarter           2928.66     2666.61    2890.83
   3rd Quarter
     (through
     July 27, 1998)      3066.91     2913.59    2913.59


The closing price of the FTSE Eurotop 100-Index(R) on July 27,
1998 was 2913.59.

      Since its inception, the FTSE Eurotop 100-Index(R) has experienced significant daily price fluctuations. Any historical upward or downward trend in the closing level of the FTSE Eurotop 100-Index(R) during any period set forth above is not any indication that the FTSE Eurotop 100- Index(R) is more or less likely to increase or decline at any time during the term of the Notes.

                 DESCRIPTION OF NIKKEI 225 INDEX

      Unless otherwise stated, all information herein relating to the Nikkei 225 Index has been derived from the Stock Market Indices Data Bank published by NKS and other publicly available sources. Such information reflects the policies of NKS as of July 27, 1998 as stated in such sources; such policies are subject to change at the discretion of NKS.

      The Nikkei 225 Index is a stock index calculated, published and disseminated by NKS that measures the composite price performance of selected Japanese stocks. The Nikkei 225 Index is currently based on 225 highly capitalized underlying stocks trading on the TSE representing a broad cross-section of Japanese industries. See Appendix A hereto for a list of the stocks comprising the Nikkei 225 Index as of July 27, 1998. All 225 underlying stocks are stocks listed in the First Section of the TSE. Stocks listed in the First Section are among the most actively traded stocks on the TSE.

      The Nikkei 225 Index is a modified, price-weighted index (i.e., an underlying stock's weight in the index is based on its price per share rather than the total market capitalization of the issuer) which is calculated by (i) multiplying the per share price of each underlying stock by the corresponding weighting factor for such underlying stock (a "Weight Factor"), (ii) calculating the sum of all these products and (iii) dividing such sum by a divisor (the "Divisor"). The Divisor, initially set in 1949 at 225, was 10.010 as of July 27, 1998 and is subject to periodic adjustments as set forth below. Each Weight Factor is computed by dividing yen 50 by the par value of the relevant underlying stock, so that the share price of each underlying stock when multiplied by its Weight Factor corresponds to a share price based on a uniform par value of yen 50. The stock prices used in the calculation of the Nikkei 225 Index are those reported by a primary market for the underlying stocks (currently the TSE). The level of the Nikkei 225 Index is calculated once per minute during TSE trading hours.

      In order to maintain continuity in the level of the Nikkei 225 Index in the event of certain changes due to non-market factors affecting the underlying stocks, such as the addition or deletion of stocks, substitution of stocks, stock dividends, stock splits or distributions of assets to stockholders, the Divisor used in calculating the Nikkei 225 Index is adjusted in a manner designed to prevent any instantaneous change or discontinuity in the level of the Nikkei 225 Index. Thereafter, the Divisor remains at the new value until a further adjustment is necessary as the result of another change. As a result of such change affecting any underlying stock, the Divisor is adjusted in such a way that the sum of all share prices immediately after such change multiplied by the applicable Weight Factor and divided by the new Divisor (i.e., the level of the Nikkei 225 Index immediately after such change) will equal the level of the Nikkei 225 Index immediately prior to the change.

      Underlying stocks may be deleted or added by NKS. Any stock becoming ineligible for listing in the First Section of the TSE due to any of the following reasons will be deleted from the underlying stocks: (i) bankruptcy of the issuer, (ii) merger of the issuer with, or acquisition of the issuer by, another company, (iii) delisting of such stock, (iv) transfer of such stock to the "Seiri-Post" because of excess debt of the issuer or because of any other reason or (v) transfer of such stock to the Second Section. Upon deletion of a stock from the underlying stocks, NKS will select a suitable replacement for such deleted underlying stock in accordance with certain criteria. In an exceptional case, a newly listed stock in the First Section of the TSE that is recognized by NKS to be representative of a market may be added to the underlying stocks. In such a case, an existing underlying stock with low trading volume and not representative of a market will be deleted by NKS.

      NKS is under no obligation to continue the calculation and dissemination of the Nikkei 225 Index. The Notes are not sponsored, endorsed, sold or promoted by NKS. No inference should be drawn from the information contained in this Pricing Supplement that NKS makes any representation or warranty, implied or express, to the Company, the Holders or any member of the public regarding the advisability of investing in securities generally or in the Notes in particular or the ability of the Nikkei 225 Index to track general stock market performance. NKS has no obligation to take the needs of the Company or the Holders of the Notes into consideration in determining, composing or calculating the Nikkei 225 Index. NKS is not responsible for, and has not participated in the determination of, the timing of, prices for, or quantities of, the Notes to be issued or in the determination or calculation of the equation by which the Indexed Principal Amount or any other amount payable with respect to the Notes is set. NKS has no obligation or liability in connection with the administration, marketing or trading of the Notes.

      NKS and the Company have entered into a license agreement providing for a license, in exchange for a fee, of certain trade and service marks with respect to indices owned and published by NKS in connection with the issuance of the Notes. The use of and reference to the Nikkei 225 Index in connection with the Notes have been consented to by NKS, the publisher of the Nikkei 225 Index.

      None of the Company, the Calculation Agent, the Trustee under the Senior Debt Indenture or any Agent accepts any responsibility for the calculation, maintenance or publication of the Nikkei 225 Index or any Successor Nikkei Index. NKS disclaims all responsibility for any errors or omissions in the calculation and dissemination of the Nikkei 225 Index or the manner in which such index is applied in determining the Indexed Principal Amount or any other amount payable in respect of the Notes.

        HISTORICAL DATA ON NIKKEI 225 INDEX

      The following table sets forth the highest and lowest daily closing price of the Nikkei 225 Index, as published by NKS, for each quarter during the period from January 1, 1993 through July 27, 1998, as well as the closing price of the Nikkei 225 Index as of the end of each such quarter or partial quarter. The historical values of the Nikkei 225 Index should not be taken as an indication of future performance.

                              Daily Closing Prices
                          -----------------------------
                          Highest     Lowest     Period
                           Level      Level       End
1993:                     -------     ------     ------
   1st Quarter            19048.38   16287.45   18591.45
   2nd Quarter            21076.00   18591.45   19590.00
   3rd Quarter            21148.11   19590.00   20105.71
   4th Quarter            20500.25   16078.71   17417.24
1994:
   1st Quarter            20677.77   17369.74   19111.92
   2nd Quarter            21552.81   19111.92   20643.93
   3rd Quarter            20862.77   19468.89   19563.81
   4th Quarter            20148.83   18666.93   19723.06
1995:
   1st Quarter            19723.06   15749.77   16139.95
   2nd Quarter            17103.69   14507.17   14517.40
   3rd Quarter            18758.55   14485.41   17913.06
   4th Quarter            20011.76   17337.19   19868.15
1996:
   1st Quarter            21406.85   19734.70   21406.85
   2nd Quarter            22666.80   21171.82   22530.75
   3rd Quarter            22530.75   20107.11   21556.40
   4th Quarter            21612.30   19161.71   19361.35
1997:
   1st Quarter            19446.00   17303.65   18003.40
   2nd Quarter            20681.07   17485.75   20604.96
   3rd Quarter            20604.96   17683.27   17887.71
   4th Quarter            17842.20   14775.20   15258.74
1998:
   1st Quarter            17264.34    14664.44  16527.17
   2nd Quarter            16536.66    14715.38  15830.27
   3rd Quarter
     (through
      July 27, 1998)      16731.92    15944.36  15944.36


      The closing price of the Nikkei 225 Index on July 27, 1998 was 15944.36.

      Since its inception, the Nikkei 225 Index has experienced significant daily price fluctuations. Any historical upward or downward trend in the closing level of the Nikkei 225 Index during any period set forth above is not any indication that the Nikkei 225 Index is more or less likely to increase or decline at any time during the term of the Notes.

                THE TOKYO STOCK EXCHANGE

      The TSE is one of the world's largest securities exchanges in terms of market capitalization. The TSE is a two-way, continuous, pure auction market. Trading hours are currently from 9:00 A.M. to 11:00 A.M. and from 12:30 P.M. to 3:00 P.M., Tokyo time, Monday through Friday.

      Due to the time zone difference, on any normal trading day the TSE will close prior to the opening of business in New York City on the same calendar day. Therefore, the closing level of the Nikkei 225 Index on such trading day will generally be available in the United States by the opening of business on the same calendar day.

      The TSE has adopted certain measures intended to prevent any extreme short-term price fluctuations resulting from order imbalances. These include daily price floors and ceilings intended to prevent extreme fluctuations in individual stock prices. In general, any stocks listed on the TSE cannot be traded at a price outside of these limits, which are stated in terms of absolute amounts of Japanese yen, and not percentage, changes from the closing price of the stock on the previous day. In addition, when there is a major order imbalance in a listed stock, the TSE posts a "special bid quote" or a "special asked quote" for that stock at a specified higher or lower price level than the stock's last sale price in order to solicit counter orders and balance supply and demand for stock. Investors should also be aware that the TSE may suspend the trading of individual stocks in certain limited and extraordinary circumstances including, for example, unusual trading activity in that stock. As a result, variations in the Nikkei 225 Index may be limited by price limitations, or by suspension of trading, on individual stocks which comprise the Nikkei 225 Index which may, in turn, adversely affect the value of the Notes under certain circumstances.

                DESCRIPTION OF THE S&P 500 INDEX

      Unless otherwise stated, all information herein on the S&P 500 Index is derived from S&P or other publicly available sources. Such information reflects the policies of S&P as stated in such sources and such policies are subject to change by S&P. S&P is under no obligation to continue to publish the S&P 500 Index and may discontinue publication of the S&P 500 Index at any time.

      The S&P 500 Index is published by S&P, and is intended to provide an indication of the pattern of common stock price movement. The calculation of the value of the S&P 500 Index (discussed below in further detail) is based on the relative value of the aggregate Market Value (as defined below) of the common stocks of 500 companies as of a particular time compared to the aggregate average Market Value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. As of May 31, 1998 the 500 companies included in the S&P 500 Index represented approximately 81% of the aggregate Market Value of common stocks traded on the NYSE; however, these 500 companies are not the 500 largest companies listed on the NYSE and not all of these 500 companies are listed on such exchange. As of May 31, 1998, the aggregate Market Value of the 500 companies included in the S&P 500 Index represented approximately 73% of the aggregate Market Value of United States domestic, public companies. S&P chooses companies for inclusion in the S&P 500 Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the NYSE, which S&P uses as an assumed model for the composition of the total market. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company's common stock is generally responsive to changes in the affairs of the respective industry and the Market Value and trading activity of the common stock of that company. As of May 31, 1998, the 500 companies included in the S&P 500 Index were divided into 104 individual groups.

      These individual groups comprised the following four main groups of companies (with the number of companies currently included in each group indicated in parentheses): Industrials
(379), Utilities (37), Transportation (10) and Financial (74). S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500 Index to achieve the objectives stated above.

      The S&P 500 index does not reflect the payment of dividends on the stocks underlying it and therefore the return based on the Indexed Principal Amount will not produce the same return you would receive if you were to purchase such underlying stocks and hold them for a period equal to the maturity of the Notes.

      S&P currently computes the S&P 500 Index as of a particular time as follows:

         (a) the product of the market price per share and the number of then outstanding shares of each component stock is determined as of such time (such product referred to as the "Market Value" of such stock);

         (b) the Market Value of all component stock as of such time (as determined under clause (a) above) are aggregated;

         (c) the mean average of the Market Values as of each week in the base period of the years 1941 through 1943 of the common stock of each company in a group of 500 substantially similar companies is determined;

         (d) the mean average Market Values of all such common stocks over such base period (as determined under clause (c) above are aggregated (such aggregate amount being referred to as the "Base Value");

         (e) the aggregate Market Value of all component stocks as of such time as determined under clause (b) above) is divided by the Base Value; and

         (f) the resulting quotient (expressed in decimals) is multiplied by ten.

      While S&P currently employs the above methodology to calculate the S&P 500 Index, no assurance can be given that S&P will not modify or change such methodology in a manner that may affect the Indexed Principal Amount, if any, payable to beneficial owners of Notes upon maturity or otherwise.

      S&P adjusts the foregoing formula to negate the effects of changes in the Market Value of a component stock that are determined by S&P to be arbitrary or not due to true market fluctuations. Such changes may result from such causes as the issuance of stock dividends, the granting to shareholders of rights to purchase additional shares of such stock, the purchase of shares by employees pursuant to employee benefit plans, certain consolidations and acquisitions, the granting to shareholders of rights to purchase other securities of the company, the substitution by S&P of particular component stocks in the S&P 500 Index, and other reasons. In all such cases, S&P first recalculates the aggregate Market Value of all component stocks (after taking account of the new market price per share of the particular component stock or the new number of outstanding shares thereof or both, as the case may be) and then determines the New Base Value in accordance with the following formula:

                           New Market Value
        Old Base Value X -------------------- = New Base Value
                           Old Market Value

      The result is that the Base Value is adjusted in proportion to any change in the aggregate Market Value of all component stocks resulting from the causes referred to above to the extent necessary to negate the effects of such clauses upon the S&P 500 Index.

      S&P and the Company have entered into a non- exclusive license agreement providing for the license to the Company, in exchange for a fee, of the right to use indices owned and published by S&P in connection with certain securities, including the Notes.

      The license agreement between S&P and the Company provides that the following language must be stated in this Pricing
Supplement:

           "The Notes are not sponsored, endorsed, sold or promoted by S&P. S&P makes no representation or warranty, express or implied, to the Holders of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the S&P 500 Index to track general stock market performance. S&P's only relationship to the Company (other than transactions entered into in the ordinary course of business) is the licensing of certain servicemarks and trade names of S&P and of the S&P 500 Index which is determined, composed and calculated by S&P without regard to the Company or the Notes. S&P has no obligation to take the needs of the Company or the Holders of the Notes into consideration in determining, composing or calculating the S&P 500 Index. S&P is not responsible for and has not participated in the determination of the timing of the sale of the Notes, prices at which the Notes are to initially be sold, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the Notes."

      "Standard & Poor's(R)", "Standard & Poor's 500", "S&P 500(R)", "S&P(R)" and "500", are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by the Company. The Notes are not sponsored, endorsed, sold or promoted by Standard & Poor's or The McGraw Hill Companies, Inc. Neither Standard & Poor's nor The McGraw Hill Companies, Inc. makes any representation regarding the advisability of investing in the Notes.

                HISTORICAL DATA ON THE S&P 500 INDEX

The following table sets forth the highest and lowest daily closing price of the S&P 500 Index, as published by S&P, for each quarter during the period from January 1, 1993 through

July 27, 1998, as well as the closing price of the S&P 500 Index as of the end of each such quarter or partial quarter. The historical values of the S&P 500 Index should not be taken as an indication of future performance.


                            Daily Closing Prices
                         --------------------------
                         Highest    Lowest   Period
                          Level     Level     End
1993:                    ------     -----    ------
   1st Quarter            456.34    429.05   451.67
   2nd Quarter            453.85    433.54   450.53
   3rd Quarter            463.56    441.43   458.93
   4th Quarter            470.94    457.48   466.45
1994:
   1st Quarter            482.00    445.55   445.76
   2nd Quarter            462.37    438.92   444.27
   3rd Quarter            476.07    446.13   462.71
   4th Quarter            473.77    445.45   459.27
1995:
   1st Quarter            503.90    459.11   500.71
   2nd Quarter            551.07    501.85   544.75
   3rd Quarter            586.77    547.09   584.41
   4th Quarter            621.69    576.72   615.93
1996:
   1st Quarter            661.45    598.48   645.43
   2nd Quarter            678.51    631.18   669.12
   3rd Quarter            687.33    626.65   687.33
   4th Quarter            757.03    689.08   740.74
1997:
   1st Quarter            816.29    737.01   757.12
   2nd Quarter            898.70    737.65   885.14
   3rd Quarter            960.32    891.03   947.28
   4th Quarter            983.79    876.98   970.43
1998:
   1st Quarter           1105.65    927.69  1101.75
   2nd Quarter           1138.49   1077.01  1133.84
   3rd Quarter
     (through
      July 27, 1998)     1186.75   1139.75  1147.27


      The closing level of the S&P 500 Index on July 27, 1998 was
1147.27.

      Since its inception, the S&P 500 Index has experienced significant daily price fluctuations. Any historical upward or downward trend in the closing level of the S&P 500

Index during any period set forth above is not any indication that the S&P 500 Index is more or less likely to increase or decline at any time during the term of the Notes.

                    DESCRIPTION OF ITALIAN LIRA

      The lira is the national currency of Italy. Italian bank notes are issued by The Bank of Italy, which is Italy's central bank and the sole bank of issue. On July 27, 1998, the noon buying rate for cable transfers in New York City payable in lira, as reported by the Federal Reserve Bank of New York, was ITL 1759.00 = $1.00.

      The exchange rate between the lira and the U.S. dollar is, at any moment, a result of the supply of and the demand for the two currencies, and changes in such exchange rate result over time from the interaction of many factors directly or indirectly affecting economic conditions in Italy and in the United States, including economic and political developments in other countries. Of particular importance are rates of inflation, interest rate levels, the balance of payments (both on capital and current account) and the extent of governmental surpluses or deficits in Italy and in the United States, all of which are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of Italy, the United States and other countries prominent in international trade and finance. In recent years, rates of exchange between the U.S. dollar and the Italian lira have been highly volatile.


                             TAXATION

      The following disclosure supplements, and to the extent inconsistent therewith, replaces, the disclosure in the Prospectus Supplement under "Certain United States Federal Income
Tax Considerations":

      Under U.S. Treasury regulations relating to debt instruments that provide for contingent payments, gain realized on a sale or other disposition of the Notes, and the excess of the redemption price of the Notes over their issue price, will be classified as interest income (rather than as gain) for U.S. tax purposes. Such interest income will be exempt from withholding of U.S. Federal income tax to the extent described in the Prospectus Supplement under "Certain United States Federal Income Tax Considerations."

                                                         APPENDIX A

            LIST OF NIKKEI 225 INDEX UNDERLYING STOCKS

           The following is a list of the companies whose stocks comprised the Nikkei 225 Index as of July 27, 1998.

  1.  AJINOMOTO CO. INC.

  2.  ALL NIPPON AIRWAYS CO. LTD.

  3.  AOKI CORPORATION

  4.  ASAHI BREWERIES LTD.

  5.  ASAHI CHEMICAL INDUSTRY CO. LTD.

  6.  ASAHI DENKA KOGYO K.K.

  7.  ASAHI GLASS CO. LTD.

  8.  BANK OF TOKYO-MITSUBISHI LTD.

  9.  BRIDGESTONE CORPORATION

 10.  CANON INC.

 11.  CHICHIBU ONODA

 12.  CHIYODA CORPORATION

 13.  CHUBU ELECTRIC POWER

 14.  CITIZEN WATCH CO. LTD.

 15.  DAI-ICHI KANGYO BANK LTD.

 16.  DAINIPPON PRINTING CO. LTD.

 17.  DAINIPPON PHARMACEUTICAL CO. LTD.

 18.  DAIWA HOUSE INDUSTRY CO. LTD.

 19.  DENKI KAGAKU KOGYO K.K.

 20.  DENSO CORP.

 21.  DOWA MINING CO. LTD.

 22.  EBARA CORPORATION

 23.  FUJI BANK LTD.

 24.  FUJIBOSEKI

 25.  FUJI ELECTRIC CO. LTD.

 26.  FUJI PHOTO FILM CO. LTD.

 27.  FUJIKURA LTD.

 28.  FUJITA CORPORATION

 29.  FUJITSU LTD.

 30.  FURUKAWA CO. LTD.

 31.  FURUKAWA ELECTRIC CO. LTD.

 32.  HAZAMA CORPORATION

 33.  HEIWA REAL ESTATE CO. LTD.

 34.  HINO MOTORS LTD.

 35.  HITACHI LTD.

 36.  HITACHI ZOSEN CORPORATION

 37.  HOKUETSU PAPER MILLS LTD.

 38.  HONDA MOTOR CO. LTD.

 39.  HONEN CORPORATION

 40.  ISAEKI AND CO. LTD.

 41.  ISHIKAWAJIMA HARIMA HEAVY IND.

 42.  ISUZU MOTORS LTD.

 43.  ITOCHU CORPORATION

 44.  IWATANI INTERNATIONAL CORPORATION

 45.  JAPAN ENERGY CORPORATION

 46.  JAPAN STEEL WORKS LTD.

 47.  JAPAN SYNTHETIC RUBBER CO.

 48.  KAJIMA CORPORATION

 49.  KANEBO LTD.

 50.  KANSAI ELECTRIC POWER CO. INC.

 51.  KAWASAKI HEAVY IND. LTD.

 52.  KAWASAKI KISEN KAISHA LTD.

 53.  KAWASAKI STEEL CORPORATION

 54.  KEIHIN ELECTRIC EXPRESS RAILWAY CO.

 55.  KEIO TEITO ELECTRIC RAILWAY CO. LTD

 56.  KEISEI ELECTRIC RAILWAY CO. LTD.

 57.  KIKKOMAN CORPORATION

 58.  KIRIN BREWERY CO. LTD.

 59.  KOBE STEEL LTD.

 60.  KOMATSU LTD.

 61.  KONICA CORPORATION

 62.  KOYO SEIKO CO. LTD.

 63.  KUBOTA CORPORATION

 64.  KUMAGAI GUMI CO. LTD.

 65.  KURARAY CO. LTD.

 66.  KYOKUYO CO. LTD.

 67.  KYOWA HAKKO KOGYO CO. LTD.

 68.  MARUBENI CORPORATION

 69.  MARUI CO. LTD.

 70.  MARUZEN CO. LTD.

 71.  MATSUSHITA ELECTRIC INDUSTRIAL

 72.  MAZDA MOTOR CORPORATION

 73.  MEIDENSHA CORPORATION

 74.  MEIJI MILK PRODUCTS CO. LTD.

 75.  MEIJI SEIKA KAISHA LTD.

 76.  MERCIAN CORPORATION

 77.  MINEBEA CO. LTD.

 78.  MITSUBISHI CHEMICAL CORPORATION

 79.  MITSUBISHI CORPORATION

 80.  MITSUBISHI ELECTRIC CORPORATION

 81.  MITSUBISHI ESTATE CO. LTD.

 82.  MITSUBISHI HEAVY INDUSTRIES

 83.  MITSUBISHI MATERIALS CORPORATION

 84.  MITSUBISHI OIL CO. LTD.

 85.  MITSUBISHI PAPER MILLS LTD.

 86.  MITSUBISHI RAYON CO. LTD.

 87.  MITSUBISHI STEEL MANUFACTURING CO.

 88.  MITSUBISHI TRUST AND BANKING CORP.

 89.  MITSUBISHI LOGISTICS CORP.

 90.  MITSUI AND CO. LTD.

 91.  MITSUI ENG. AND SHIPBUILDING

 92.  MITSUI MARINE AND FIRE INSUR. CO.

 93.  MITSUI MINING AND SMELTING LTD.

 94.  MITSUI MINING CO. LTD.

 95.  MITSUI O.S.K. LINES LTD.

 96.  MITSUI REAL ESTATE SALES CO. LTD.

 97.  MITSUI SOKO CO. LTD.

 98.  MITSUI TRUST AND BANKING CO. LTD.

 99.  MITSUKOSHI LTD.

100.  MORINAGA AND CO. LTD.

101.  NACHI-FUJIKOSHI CORPORATION

102.  NAVIX LINE LTD.

103.  NEC CORPORATION

104.  NEW OJI PAPER CO.

105.  NGK INSULATORS LTD.

106.  NICHIREI CORPORATION

107.  NICHIRO GYOGYO

108.  NIHON CEMENT CO. LTD.

109.  NIHON DENKO CO. LTD.

110.  NIHON SHINPAN CO. LTD.

111.  NIIGATA ENGINEERING CO. LTD.

112.  NIKKO SECURITIES CO. LTD.

113.  NIKON CORPORATION

114.  NIPPON BEET SUGAR MANUFACTURING CO.

115.  NIPPON CARBIDE INDUSTRIES CO. INC.

116.  NIPPON CARBON CO. LTD.

117.  NIPPON CHEMICAL INDUSTRIAL CO. LTD.

118.  NIPPON EXPRESS CO. LTD.

119.  NIPPON FLOUR MILLS CO. LTD.

120.  NIPPON KAYAKU CO. LTD.

121.  NIPPON LIGHT METAL CO. LTD.

122.  NIPPON METAL INDUSTRY CO. LTD.

123.  NIPPON OIL CO. LTD.

124.  NIPPON PAPER IND. CO. LTD.

125.  NIPPON PISTON RING CO. LTD.

126.  NIPPON SHARYO LTD.

127.  NIPPON SHEET GLASS CO. LTD.

128.  NIPPON SODA CO. LTD.

129.  NIPPON STEEL CORPORATION

130.  NIPPON SUISAN KAISHA LTD.

131.  NIPPON TELEGRAPH AND TELEPHONE NTT

132.  NIPPON YAKIN KOGYO

133.  NIPPON YUSEN K.K.

134.  NISSAN CHEMICAL INDUSTRIES LTD.

135.  NISSAN MOTOR CO. LTD.

136.  NISSHIN FLOUR MILLING CO. LTD.

137.  NISSHIN OIL MILLS LTD.

138.  NISSHINBO INDUSTRIES INC.

139.  NISSHO IWAI CORPORATION

140.  NISSHOKIN

141.  NITTO BOSEKI CO. LTD.

142.  NKK CORPORATION

143.  NOF CORPORATION

144.  NOMURA SECURITIES CO. LTD.

145.  NORITAKE CO. LTD.

146.  NSK LTD.

147.  NTN CORPORATION

148.  OBAYASHI CORPORATION

149.  ODAKYU ELECTRIC RAILWAY

150.  OKI ELECTRIC INDUSTRY CO. LTD.

151.  OKUMA CORPORATION

152.  OSAKA GAS CO. LTD.

153.  PIONEER ELECTRONIC CORPORATION

154.  RASA INDUSTRIES LTD.

155.  RICOH COMPANY LTD.

156.  SAKURA BANK LTD.

157.  SANKYO CO. LTD.

158.  SANKYU INC.

159.  SANWA BANK LTD.

160.  SANYO ELECTRIC CO. LTD.

161.  SAPPORO BREWERIES LTD.

162.  SATO KOGYO CO. LTD.

163.  SEIKA CORPORATION

164.  SHARP CORPORATION

165.  SHIMIZU CORPORATION

166.  SHIMURA KAKO CO.

167.  SHINETSU CHEMICAL CO. LTD.

168.  SHINAGAWA REFRACTORIES CO. LTD.

169.  SHIONOGI AND CO. LTD.

170.  SHOWA DENKO K.K.

171.  SHOWA ELECTRIC WIRE AND CABLE CO. LTD.

172.  SHOWA LINE LTD.

173.  SHOWA SHELL SEKIYU K.K.

174.  SONY CORPORATION

175.  SUMITOMO BANK LTD.

176.  SUMITOMO CEMENT CO. LTD.

177.  SUMITOMO CHEMICAL CO. LTD.

178.  SUMITOMO COAL MINING CO. LTD.

179.  SUMITOMO CORPORATION

180.  SUMITOMO ELECTRIC IND. LTD.

181.  SUMITOMO HEAVY INDUSTRIES, LTD.

182.  SUMITOMO METAL INDUSTRIES LTD.

183.  SUMITOMO METAL MINING CO. LTD.

184.  SUZUKI MOTOR CORPORATION

185.  TAISEI CORPORATION

186.  TAKARA SHUZO

187.  TAKEDA CHEMICAL INDUSTRIES

188.  TEIJIN LTD.

189.  TEIKOKU OIL

190.  TEKKEN CORPORATION

191.  TOA CORPORATION

192.  TOAGOSEI CHEMICAL INDUSTRY

193.  TOBISHIMA CORPORATION

194.  TOBU RAILWAY

195.  TOEI CO.

196.  TOHO RAYON

197.  TOHO ZINC CO. LTD.

198.  TOKAI CARBON CO. LTD.

199.  TOKIO MARINE AND FIRE INSUR. CO.

200.  TOKYO DOME CORPORATION

201.  TOKYO ELECTRIC POWER CO. INC.

202.  TOKYO GAS CO. LTD.

203.  TOKYO ROPE MFG.

204.  TOKYO TIRE AND RUBBER

205.  TOKYU CORPORATION

206.  TOKYU DEPARTMENT STORE

207.  TOMEN CORPORATION

208.  TONEN CORPORATION

209.  TOPPAN PRINTING CO. LTD.

210.  TOPY INDUSTRIES

211.  TORAY INDUSTRIES

212.  TOSHIBA CORPORATION

213.  TOSOH CORPORATION

214.  TOTO LTD.

215.  TOYO SEIKAN KAISHA

216.  TOYOBO CO. LTD.

217.  TOYOTA MOTOR CORPORATION

218.  UBE CHEMICAL INDUSTRIES

219.  UNITIKA LTD.

220.  YAMAHA CORPORATION

221.  YAMANOUCHI PHARMACEUTICAL

222.  YASUDA FIRE AND MARINE INSURANCE CO.

223.  YOKOGAWA ELECTRIC

224.  YOKOHAMA RUBBER

225.  YUASA CORPORATION

                                                       APPENDIX B

         LIST OF FTSE EUROTOP 100-INDEX(R) UNDERLYING STOCKS

      The following is a list of the 100 companies whose stocks comprised the FTSE Eurotop 100-Index(R) as of July 27, 1998.


UNITED KINGDOM
 1.  ABBEY NATIONAL
 2.  B.A.T. INDUSTRIES
 3.  BG
 4.  BTR
 5.  BARCLAYS BANK
 6.  BASS
 7.  BRITISH AEROSPACE
 8.  BRITISH AIRWAYS
 9.  BRITISH PETROLEUM CO.
10.  BRITISH SKY BROADCASTING GR.
11.  BRITISH STEEL
12.  BRITISH TELECOM
13.  CABLE & WIRELESS
14.  DIAGEO PLC
15.  GENERAL ELECTRIC CO
16.  GLAXO WELLCOME
17.  GRANADA GROUP
18.  HSBC HOLDINGS
19.  IMPERIAL CHEMICAL IND.
20.  LLOYDS TSB PLC
21.  MARKS & SPENCER
22.  NAT WESTMINISTER BANK
23.  NATIONAL POWER
24.  PRUDENTIAL CORPORATION PLC
25.  REED INTERNATIONAL
26.  REUTERS GROUP
27.  RIO TINTO PLC
28.  ROYAL & SUN ALLIANCE
29.  SAINSBURY(J) PLC
30.  SHELL TRANSPORT & TRADING
31.  SMITHKLINE BEECHAM
32.  STANDARD CHARTERED
33.  TESCO
34.  UNILEVER PLC
35.  VODAFONE GROUP
36.  ZENECA

GERMANY
 1.  ALLIANZ
 2.  BASF

 3.  BMW ST
 4.  BAYER
 5.  COMMERZBANK
 6.  DAIMLER-BENZ
 7.  DEUTSCHE BANK
 8.  HOECHST
 9.  MANNESMANN
10.  RWE ST
11.  SAP VZ
12.  SIEMENS
13.  THYSSEN
14.  VEBA
15.  VOLKSWAGEN ST

FRANCE
 1.  AXA-UAP
 2.  ALCATEL ALSTHOM CGE
 3.  CARREFOUR
 4.  ELF-AQUITAINE
 5.  DANONE
 6.  L'OREAL
 7.  LVMH
 8.  RHONE POULENC - A -
 9.  SAINT GOBAIN
10.  SOCIETE GENERALE
11.  TOTAL B
12.  VIVENDI

SWITZERLAND
 1.  ABB (I)
 2.  ALUSUISSE (N)
 3.  CIBA SPECIALITY
 4.  CREDIT SUISSE HOLDING (N)
 5.  NESTLE (N)
 6.  NOVARTIS (N)
 7.  ROCHE (GS)
 8.  SBV (N)
 9.  SWISS REINSURANCE (N)
10.  UBS AG (I)
11.  ZURICH VERSICHERUNGEN (N)

THE NETHERLANDS
 1.  ABN AMRO BANK
 2.  AEGON NV
 3.  AHOLD
 4.  AKZO NOBEL
 5.  ELSEVIER
 6.  ING GROUP (CRT)
 7.  ROYAL PHILIPS ELECTRONICS

 8.  ROYAL DUTCH PETROLEUM
 9.  UNILEVER (CRT)

ITALY
 1.  ASSICURAZIONI GENERALI
 2.  ENI
 3.  FIAT
 4.  MONTEDISON
 5.  TELECOM ITALIA
 6.  TELECOM ITALIA MOBILE

SPAIN
 1.  ENDESA
 2.  IBERDROLA
 3.  REPSOL
 4.  TELEFONICA

SWEDEN
 1.  ASTRA (AFR)
 2.  ERICSSON (BFR)
 3.  INVESTOR BFR
 4.  S-E BANKEN (AFR)
 5.  VOLVO (BFR)

BELGIUM
 1.  ELECTRABEL
 2.  FORTIS AG
 3.  PETROFINA